Exhibit 99.1

Diamondback Energy, Inc. Announces Agreement to Acquire Publicly Held Units of Rattler Midstream LP

MIDLAND, Texas, May 16, 2022 (GLOBE NEWSWIRE) — Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”) and Rattler Midstream LP (NASDAQ: RTLR) (“Rattler”) today announced that, on May 15, 2022, they entered into a definitive agreement for Diamondback to acquire all of the publicly held common units representing the limited partner interests in Rattler not already owned by Diamondback and its subsidiaries. The agreement provides for an all-stock transaction whereby each public unitholder of Rattler would receive 0.113 of a share of common stock in Diamondback in exchange for each Rattler common unit owned, an exchange ratio that implies a premium of 17.3% for Rattler common units based on the closing prices of Rattler’s common units and Diamondback’s common stock as of May 13, 2022, and a premium of 9.3% based on Rattler’s and Diamondback’s 30 day volume-weighted average trading price as of the same date.

“The energy landscape has transformed dramatically since Rattler was taken public in 2019, and we believe this agreement to merge companies is in the best interests of both Diamondback and Rattler stakeholders,” stated Travis Stice, Chief Executive Officer of Diamondback and of the general partner of Rattler. “This merger will allow both companies to benefit from the simplicity and scale of the combined entity going forward.”

The Conflicts Committee of the board of directors of Rattler’s general partner, composed of independent directors, unanimously approved the merger agreement after consultation with its independent legal and financial advisors. The merger agreement was subsequently unanimously approved by the board of directors of Rattler’s general partner. Diamondback E&P LLC, a wholly owned subsidiary of Diamondback and the holder of a majority of the outstanding units of Rattler, has voted its units to approve the transaction. The transaction is expected to close in the third quarter of 2022, subject to customary closing conditions.

Advisors

J.P. Morgan Securities LLC is acting as financial advisor and Akin Gump Strauss Hauer & Feld LLP is acting as legal advisor to Diamondback. Evercore is acting as financial advisor and Gibson, Dunn & Crutcher LLP is acting as legal advisor to the Conflicts Committee of the board of directors of Rattler’s general partner.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

About Rattler Midstream LP

Rattler Midstream LP is a Delaware limited partnership formed by Diamondback Energy to own, operate, develop and acquire midstream and energy-related infrastructure assets. Rattler owns crude oil, natural gas and water-related midstream assets in the Permian Basin that provide services to Diamondback Energy and third party customers under primarily long-term, fixed-fee contracts. For more information, please visit www.rattlermidstream.com.

Important Information for Investors; Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. In connection with the proposed transaction, Diamondback intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include an information statement that also constitutes a prospectus of Diamondback. Each of Diamondback and Rattler also plans to file other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

INVESTORS AND SECURITY HOLDERS OF DIAMONDBACK AND RATTLER ARE URGED TO READ THE REGISTRATION STATEMENT, INFORMATION STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Diamondback and Rattler, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Diamondback will be available free of charge on Diamondback’s website at https://www.diamondbackenergy.com under the tab “Investors” and then under the heading “Financial Information.” Copies of the documents filed with the SEC by Rattler will be available free of charge on Rattler’s website at https://www.rattlermidstream.com/ under the tab “Investors” and then under the heading “Financial Information.”

Participants in the Solicitation

Diamondback, Rattler and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies and consents in respect of the proposed transaction. Information regarding the directors and executive officers of Diamondback is available in its definitive proxy statement for its 2021 annual meeting, filed with the SEC on April 23, 2021, and in Diamondback’s annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022. Information regarding the directors and executive officers of Rattler is available in Rattler’s annual report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 24, 2022. Other information regarding the participants in the solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the information statement/prospectus and other relevant materials to be filed with the SEC when such materials become available. Investors should read the information statement/prospectus carefully when it becomes available before making any investment decisions. You may obtain free copies of these documents from Diamondback or Rattler using the sources indicated above.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Diamondback’s and Rattler’s: future performance; business strategy; future operations; estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including plans for future cash flow from operations) are forward- looking statements. These statements also include, but are not limited to, statements regarding: the expected benefits of the proposed transaction to Diamondback and Rattler and their shareholders and unitholders, respectively, the anticipated completion of the proposed transaction and the timing thereof. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback and Rattler are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback and Rattler each believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s and Rattler’s control. Accordingly, forward-looking statements are not guarantees of future performance and Diamondback and Rattler’s actual outcomes could differ materially from what Diamondback and Rattler have expressed in their forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing Russian-Ukrainian conflict on the global energy markets and geopolitical stability; regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; and the risks and other factors disclosed in Diamondback’s and Rattler’s filings with the Securities and Exchange Commission, including their respective Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov.

In light of these factors, the events anticipated by Diamondback’s and Rattler’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Diamondback and Rattler each operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Neither Diamondback nor Rattler can predict all risks, nor can they assess the impact of all factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements they may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Neither Diamondback nor Rattler intends to, and each disclaims any obligation to, update or revise any forward- looking statements unless required by applicable law.

Investor Contacts:

Rattler Midstream LP

Adam Lawlis

+1 432.221.7467

alawlis@rattlermidstream.com

Jared Carameros

+1 432.247.6213

jcarameros@rattlermidstream.com

Diamondback Energy, Inc.

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com